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EXHIBIT 99.7

        ACE MARKETING COMPLETES NEW YORK STATE TROOPERS EMPLOYEE BENEFITS
                                  GIFT PROGRAM


VALLEY STREAM, NY - (Business Wire) - August 13, 2008

Ace Marketing & Promotions, Inc. (OTC BB: AMKT) announced today that it is concluding a Rewards program that was launched in March 2008. Ace Marketing was contracted by the New York State Troopers PBA to create an online offering for its members to redeem a disbursement that was set to be distributed to its members. Through the collaborative efforts of both entities, the program was designed to use the Ace platform of services to create an online rewards portal that would seamlessly integrate with the NYSTPBA existing website and offer thousands of members an opportunity to redeem from a wide variety of standard branded merchandise and specialty items chosen specifically for this program. Ace Marketing has processed over 3,500 orders to date.

The entire program was created, administered, and fulfilled in-house by Ace Marketing and Promotions. "Past programs were limited in the scope of products. Not only did this year's program offer more product variety, it eliminated any logistical issues that may have been encountered for our client in the past. The end result also left the NYSTPBA with an updated database of its members' information that it can now use far more effectively for future communication. This program allows us to showcase our abilities as a true Promotional Marketing Solutions company that can effectively work with clients to identify and solve the needs of our clients in creative ways."

Since the shift away from a traditional promotional product distributorship, Ace continues to prove that its suite of solutions offers an effective means to build client relationships.

ABOUT ACE MARKETING
Ace Marketing & Promotions, Inc. is a premier Promotional Marketing solutions company. Its Corporate Overview is available at http://www.acemarketing.net on the "About Us" tab. In addition Ace has also added several new revenue stream models. The long-term strategic plan is for Ace find new opportunities while leveraging its core competencies.

For additional information, a copy of Ace's SEC filings can be obtained on the Internet by going to www.acemarketing.net, clicking on links and then clicking on SEC Filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995.

CERTAIN STATEMENTS IN THIS PRESS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCES OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES INCLUDING, WITHOUT LIMITATION, CHANGES IN LEVELS OF COMPETITION, POSSIBLE LOSS OF CUSTOMERS, AND THE COMPANY'S ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

Contact:   Ace Marketing & Promotions, Inc.
Michael Trepeta, President
Valley Stream, NY
516-256-7766